Option Swap Calculator – ICx™ Technologies – New Threats. New Thinking.™

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Option Swap Calculator

The Exchange Ratio cannot be determined until the close of trading on the Nasdaq Global Market on the business day prior to the Expiration Date, which is scheduled to be September 8, 2009. Therefore the precise number of New Options you will receive in exchange for your Eligible Options cannot be determined until that time. To assist you in anticipating the Exchange Ratio for your Eligible Options, use the tool below to calculate the number of New Options you would receive based on hypothetical future Exchange Prices, and the quantity and exercise price of your Eligible Options.

Estimate

Market Price	$ 5.20
Exercise price of Exchanged Options	$ 10.00
Number of Exchanged Options	# 16000

Calculate

Number of New Options: 8320

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